As filed with the Securities and Exchange Commission on January 29, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3636023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CIRCULITE, INC. 2004 STOCK OPTION PLAN

CIRCULITE, INC. MANAGEMENT SALE BONUS PLAN

(Full titles of the plans)

Lawrence J. Knopf

Senior Vice President and General Counsel

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Doreen E. Lilienfeld

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-7171

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock of HeartWare, $0.001 par value per share, to be issued pursuant to the CircuLite, Inc. 2004 Stock Option Plan	1,000 (2)	U.S. $98.79	$98,790.00	$12.72
Common Stock of HeartWare, $0.001 par value per share, to be issued pursuant to the CircuLite, Inc. Management Sale Bonus Plan	17,929 (3)	U.S. $98.79	$1,771,205.91	$228.13

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s Common Stock, $0.001 par value per share (“Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock to be offered or sold pursuant to the plan.
(2)	Represents the initial number of shares of Common Stock authorized to be issued pursuant to the CircuLite, Inc. 2004 Stock Option Plan.
(3)	Represents the initial number of shares of Common Stock authorized to be issued pursuant to the CircuLite, Inc. Management Sale Bonus Plan.
(4)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($99.70 and $97.88, respectively) of the Registrant’s Common Stock, as quoted on The NASDAQ Stock Market on January 27, 2014.

Introduction

HeartWare International, Inc. (the “Registrant”) is filing this registration statement on Form S-8 for the purpose of registering: (i) an initial amount of 1,000 shares of common stock, $0.001 par value per share (“Common Stock”), issuable under the CircuLite, Inc. 2004 Stock Option Plan to optionholders whose options were cancelled and converted into the right to receive Common Stock in connection with the Registrant’s acquisition of CircuLite, Inc. (“CircuLite”) pursuant to the Agreement and Plan of Merger, dated as of December 1, 2013, by and among the Registrant, Chronos Merger Sub Inc., CircuLite and Shareholder Representative Services LLC, as the Securityholder Representative (the “Merger Agreement”), upon the achievement of certain milestones (as described in the Merger Agreement) and (ii) an initial amount of 17,929 shares of Common Stock issuable to certain employees of CircuLite pursuant to the CircuLite Management Sale Bonus Plan, also in connection with the Registrant’s acquisition of CircuLite.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (hereinafter, the “Securities Act”), and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated herein by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	the Registrant’s Current Reports on Form 8-K filed March 1, 2013, March 18, 2013, March 28, 2013, May 22, 2013, June 12, 2013, October 22, 2013 and December 2, 2013, and the Registrant’s Current Report on Form 8-K/A dated January 29, 2014; and

•	the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A (Registration No. 001-34256), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on February 19, 2009, including any amendments or reports filed for purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney’s fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested director or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was a director or officer of our company, or is or was serving at our request as a director or officer of any other entity, officer, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

We have entered into indemnification agreements with each of our directors and employment agreements with each of our officers pursuant to which we have agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1	Certificate of Incorporation of HeartWare International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.2	Bylaws of HeartWare International, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.3	Form of Registrant’s Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-164004) filed on December 24, 2009).

*5.1	Opinion of Lawrence J. Knopf, Esq., Senior Vice President, General Counsel and Secretary, as to the legality of the Common Stock being registered.

*23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of CohnReznick LLP, Independent Auditor.

23.3	Consent of Lawrence J. Knopf, Esq. (contained in Exhibit 5.1).

*24	Powers of Attorney (included on signature page).

*99.1	CircuLite, Inc. 2004 Stock Option Plan.

*99.2	CircuLite, Inc. Management Sale Bonus Plan.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however; that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, State of Massachusetts on the 29th of January, 2014.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Peter McAree
Name: Peter McAree
Title: Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Godshall, Peter McAree and Lawrence J. Knopf, and each of them, as such person’s true and lawful attorney-in-fact and agent, severally, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and the other documents in connection therewith, under the Securities Act with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Godshall Douglas Godshall	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2014

/s/ Peter McAree Peter McAree	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 29, 2014

/s/ C. Raymond Larkin, Jr. C. Raymond Larkin, Jr.	Chairman and Director	January 29, 2014

/s/ Robert Thomas Robert Thomas	Director	January 29, 2014

/s/ Seth Harrison, MD Seth Harrison, MD	Director	January 29, 2014

/s/ Robert Stockman Robert Stockman	Director	January 29, 2014

/s/ Cynthia Feldmann Cynthia Feldmann	Director	January 29, 2014

/s/ Denis Wade, MD Denis Wade, MD	Director	January 29, 2014

/s/ Timothy J. Barberich Timothy J. Barberich	Director	January 29, 2014

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by HeartWare International, Inc. under the Exchange Act and are hereby incorporated by reference to such reports.

Exhibit No.	Description of Document

4.1	Certificate of Incorporation of HeartWare International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.2	Bylaws of HeartWare International, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.3	Form of Registrant’s Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-164004) filed on December 24, 2009).

*5.1	Opinion of Lawrence J. Knopf, Esq., Senior Vice President, General Counsel and Secretary, as to the legality of the Common Stock being registered.

*23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of CohnReznick LLP, Independent Auditor.

23.3	Consent of Lawrence J. Knopf, Esq. (contained in Exhibit 5.1).

*24	Powers of Attorney (included on signature page).

*99.1	CircuLite, Inc. 2004 Stock Option Plan.

*99.2	CircuLite, Inc. Management Sale Bonus Plan.

*	Filed herewith.